Exhibit 10.2

SUPPLY AGREEMENT ON FENFLURAMINE ORAL SOLUTION
By and Between
Penn Pharmaceutical Services Limited
And
Zogenix International Limited
This SUPPLY AGREEMENT(this “Agreement”) is made effective as of this 17th day of June 2019 (the “Effective Date”), by and between Zogenix International Limited, a wholly owned UK subsidiary of Zogenix Inc., located at Siena Court, Broadway, Maidenhead, Berkshire SL6 1NJ,United Kingdom (“Zogenix”) and Penn Pharmaceutical Services Limited, trading as PCI Pharma Services, having its registered office at Capital Law, Capital Building, Tyndall Street, Cardiff CF10 4AZ, United Kingdom (“Supplier”) (each individually a “Party” and collectively the “Parties”).
WITNESSETH:
WHEREAS, Zogenix wishes to purchase certain pharmaceuticals for human use; and
WHEREAS, Supplier has the experience and expertise necessary to perform the Manufacturing Services for, and supply the Products to, Zogenix; and
WHEREAS, Zogenix desires Supplier to perform the Manufacturing Services and to supply such Products to Zogenix; and Supplier desires to perform the Manufacturing Services and to sell such Products to Zogenix, all on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:
1. DEFINITIONS
The following terms, whether used in the singular or plural, shall have the meaning assigned to them below for purposes of this Agreement:
1.1. “Affiliate” means any legal entity directly or indirectly controlled by, controlling or under common control with that party. For purposes of this definition, owning at least 50% of the stock, equity or property of such legal entity, or having the right to appoint at least 50% of the members or owner representatives of such legal entity, are examples of forms of control.
1.2. “Agreement” shall have the meaning set forth in the Preamble hereof.
1.3. “API (active pharmaceutical ingredient)” means any Fenfluramine Hydrochloride substance to be used in the manufacture of the Product.

1.4. “Applicable Laws” means all international, national, federal, state, provincial, and local laws, statutes, codes, rules, regulations, orders, judgments, injunctions and/or ordinances of relevant countries applicable to the Manufacture and supply of the Products or a Party’s conduct under this Agreement, including privacy laws such HIPAA, the Data Protection Directive (Directive 95/46/EC), and when implemented the General Data Protection Regulation, environmental laws, U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, GDP, cGMP, EU GMP Directive (Directive 203/94) and the FD&C Act..
1.5. “Batch” means a specific quantity of material produced in a process or series of processes so that it is expected to be homogeneous within specified limits. The batch size is defined by a fixed quantity as set forth in the Scope of Work.
1.6. “Batch Record” means the written procedures for production, process control and testing of the Products designed to assure that the Products has the identity, strength, quality, and purity they purport or are represented to possess and is used to ensure uniformity from Batch to Batch and compliance with cGMPs.
1.7. “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom, the United States or Supplier’s place of business.
1.8. “Certificate of Analysis” (or “COA”) means a document prepared by a testing laboratory or Supplier to document the testing performed on a material, the methods used, and test results.
1.9. “Certificate of Compliance” (or “COC”) means a document which, when executed, formally certifies material has been tested and inspected and meets required specifications. A COC and COA may be consolidated into a single document.
1.10. “Current Good Manufacturing Practice” (or “cGMP”) means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA, MHRA, PDMA or EMA in accordance with FDA, British, Japanese or European regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in ICH Q7, Eudralex Volume 4 (EU), Orange Guide (UK), and 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.
1.11. “Confidential Information” of a Party means all non-public information of such Party that is communicated in any way or form by the Disclosing Party or its Affiliates to the Receiving Party or its Affiliates, either prior to or after the Effective Date, and whether or not such information is identified as confidential at the time of disclosure, including but not limited to research and development data, information, reports, studies, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other data, information, reports, studies, or any other information that a reasonable person would consider confidential or proprietary under the circumstances.
1.12.  “DEA” means the Drug Enforcement Administration of the U.S. Department of Justice, or any successor entity.
1.13. “Effective Date” shall have the meaning set forth in the Preamble hereof.
1.14. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.15. “FDA” means the United States Food and Drug Administration, or any successor entity.
1.16.  “Forecast” shall have the meaning set forth in Section 4.1 hereof.
1.17. “Force Majeure Event” shall have the meaning set forth in Section 14 hereof.
1.18. “Free Goods Issue” means the API or other material to be supplied by Zogenix to Supplier free of charge for the purposes of this Agreement and as described in the Scope of Work, as may be amended by the mutual agreement of the Parties.
1.19. “First Approval” means receipt of the first Marketing Authorization to market the Product.
1.20. “Governmental Agency” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement, including, without limitation, the EMA, FDA, PDMA, MHRA and the DEA.
1.21. “Inability to Supply” shall have the meaning set forth in Section 4.6 hereof.
1.22. “Initial Term” shall have the meaning set forth in Section 11.1 hereof.
1.23.  “Manufacture” and “Manufacturing Services” means the procurement of Raw Materials, and testing, release and storage of Raw Materials and API, in support of manufacturing, quality control, quality assurance and release testing, stability testing, primary packaging, and related services, as contemplated in this Agreement, required to produce the Products.
1.24. “Manufacturing Process” means any and all processes (or any step in any process) used or planned to be used by Supplier to Manufacture the Products, as evidenced in the Batch Records.

1.25. “Manufacturing Site” means the facility, owned and operated by Supplier that is located at 23/24 Tafarnaubach Industrial Estate, Tredegar, Gwent, Wales NP22 3AA and/or other such facility as agreed in writing between the Parties.
1.26. “Marketing Authorization” or “MA” – shall mean an official document issued by the competent drug regulatory authority for the purpose of marketing or free distribution of a Product after evaluation for safety, efficacy and quality.
1.27. “NDA” shall have the meaning set forth in Section 2.6. hereof.
1.28. “Product” or “Products” means an oral solution dosage form incorporating API and Manufactured as described in the Scope of Work.
1.29. “Product Price” means the price to be charged by Supplier for Product Manufactured and supplied hereunder as delivered to Zogenix, which price shall include the cost of Raw Materials, Manufacturing, quality control and quality assurance costs, testing by Supplier, documentation, packaging, shipping materials, and taxes, (excluding value added tax, if applicable) as set forth in the Scope of Work (Exhibit 1).
1.30. “Purchase Order” means an order from Zogenix specifying a Purchase Order Delivery Date, cost and quantities of the Products to be Manufactured by Supplier.
1.31. “Purchase Order Delivery Date” means the date in a Purchase Order that the quantities of Product specified in the applicable Purchase Order are to be released to Zogenix and ready for immediate shipment.
1.32. “Quality/Technical Agreement” (or “QTA”) shall mean a separate agreement entered into by the Parties detailing quality assurance obligations and technical and regulatory matters associated with the provision of the Services. This will be attached as a Schedule to the Agreement.
1.33. “Raw Material” means, collectively, raw materials (excluding API), all excipients, packaging components, required to be used in order to produce the Products in accordance with the Specifications.
1.34. “Scope of Work” means a document incorporated herein by reference upon its execution by both Parties that defines the scope of work for a particular engagement under this Agreement. The Scope of Work will specify the Product, type of work and Product specific manufacturing requirements including: Product Price, Batch size and safety stock requirements, if any. This will be in the form of the document attached as Exhibit 1 to the Agreement.
1.35. “Services” shall mean Manufacturing Services and other services Supplier performs for Zogenix as requested from time to time.
1.36. “Specifications” means the file, for each Product, which contains documents relating to such Product, including, without limitation:

(a) Written specifications for the Product;
(b) Manufacturing, packaging process and analytical specifications;
(c) Shipping and storage requirements;
(d) All environmental, health and safety information relating to the Product including material date safety sheets; and
(e) Any other technical information necessary to carry out the contracted operations correctly in accordance with any legal requirements, all as updated, amended and revised from time to time by Zogenix in accordance with the terms of the Agreement.
1.37. “Third Party” shall mean any person or entity other than Zogenix, Supplier and their respective Affiliates.
The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof”, “herein”, “hereby” and derivatives or similar words refer to this entire Agreement; (iii) all references to Sections shall be deemed references to Sections of this Agreement and all references to Attachments shall be deemed references to Attachments to this Agreement, unless the context shall otherwise require; and (iv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.
2. MANUFACTURING SERVICES
2.1. Services. Supplier will perform the Services, as set forth in the Scope of Work, for, and ship the Products to, Zogenix, or designated recipient, in accordance with this Agreement. For each new Scope of Work, the Supplier will submit a written proposal to Zogenix outlining the Services to be provided and the estimated costs for performing such Services. Upon approval of the proposal by Zogenix, the parties will complete and execute a Scope of Work similar to the form attached hereto. Upon execution by both parties, each Scope of Work shall be deemed to be incorporated into this Agreement by Reference. Supplier will undertake the performance of work only upon full execution of the Scope of Work by Zogenix and Supplier
2.2. Quality Control and Quality Assurance. The Parties shall enter into a QTA, in a format suitable to meet Applicable Law relating to the Manufacture, storage, transportation and release of the Products. Upon execution by both Parties, the QTA shall deemed to be incorporated into this Agreement by Reference.
In the event of a conflict between this Agreement and the Quality/Technical Agreement, the Quality/Technical Agreement shall govern and control only with respect to the quality matters and this Agreement shall govern and control with respect to all other matters.

2.3. Process and Specification Changes. Supplier shall not make any changes to the process, API, Raw Materials, supply sources, Specifications, manufacturing locations or facilities used to make Product for Zogenix under this Agreement, including, without limitation, any such changes that may require Zogenix to provide notification to regulatory authorities, without the prior written consent of Zogenix.
2.4. Zogenix Requested Changes. Zogenix shall be entitled to request a change to the Specifications from time to time (which change is not the result of a requirement or mandate of a Governmental Agency) and Supplier shall make and implement all such changes in accordance with the Quality/Technical Agreement, Zogenix’s change control procedures, and a written implementation plan (including tasks, time and cost) agreed to by the Supply Committee. Zogenix shall retain the right and responsibility for final approval of the Specifications and any changes made thereto.
2.5. Changes Required by Applicable Law. If Supplier is required to change the Specifications in order to comply with Applicable Law, Supplier will promptly notify Zogenix of such changes and the cost of such changes. If Zogenix is unable to accept or unwilling to have such changes made, Zogenix will have the option of terminating this Agreement immediately upon notice to Supplier.
2.6. Technical Data. Supplier shall provide to Zogenix, without additional charge, all Product related data or available reports generated by Supplier under a Scope of Work, as needed and required for Zogenix’s New Drug Application (“NDA”) or Marketing Authorization Application (“MAA”) or other FDA, EMA or other Governmental Agency requests and/or requirements, in each case relating to any Product. Data and reports requested by Zogenix not covered under an existing Scope of Work shall be subject to a new proposal and Scope of Work.
2.7. Free Goods Issue. Zogenix will provide Free Goods Issue including API to the Supplier free of charge and used by the Supplier solely for the purpose of the Services outlined in this Agreement and the applicable Scope of Work. Unless otherwise agreed in writing between the Parties, Zogenix shall be solely responsible for the importation, release and customs clearance (and all associated costs) of Free Goods Issue to be provided by Zogenix for provision of the Services in the United Kingdom, or for any foreign customs purposes, including any return thereof required by any regulatory authority following the improper release by Zogenix, and Zogenix acknowledges that it is the owner of such items for customs purposes. Notwithstanding anything to the contrary herein, if any delay in customs clearance or release of any Free Goods Issue occurs such that Supplier is prevented from supplying the quantity of Product to Zogenix by the Purchase Order Delivery Dates due to a lack of such Free Goods Issue, then Supplier shall not be obligated to supply the Product under the applicable Purchase Order to Zogenix until full and proper customs clearance or release is obtained by Zogenix.
2.8. Raw Materials. Supplier will purchase and test all Raw Materials as required by the Specifications and as agreed between the Parties and as specified in the Scope of Work.

2.9. Packaging. Supplier will purchase packaging materials and package the Products as approved by Zogenix in a manner suitable for safe and lawful shipment, as set out in the Scope of Work.
2.10. Equipment. Supplier shall be solely responsible for the safe procurement, installation, operation and maintenance of all equipment used to fulfill its obligations under this Agreement, and all associated employee training, regardless of whether the equipment is owned by Zogenix, Supplier, or a Third Party. For the avoidance of doubt, any Product specific validation costs of equipment funded by Zogenix will be borne by Zogenix.
2.11. Shelf Life. Product shall be released to Zogenix no later than ninety (90) days from the start of Manufacturing unless otherwise mutually agreed by both Parties.
2.12.  Validation Activities. Supplier shall prepare the documentation, protocols, and procedures as set out in a Scope of Work. Supplier shall validate its pharmaceutical manufacturing processes, tests, and methods as well as associated facilities, equipment and systems, keep such processes, tests, methods, facilities, equipment, and systems current, and make results of validation and annual reviews of such processes, tests, methods, facilities, equipment, and systems available on site for audit or review by Zogenix in accordance with the Quality/Technical Agreement
2.13.  Compliance. Supplier shall comply with this Agreement, the QTA and all Applicable Laws related to the Manufacture, handling and transportation of the Products, and the supply or sale of the Products to Zogenix.
2.14. Subcontractors. Other than the use of couriers and data archiving providers, Supplier may not use subcontractors, including Affiliates, to perform any part of this Agreement without Zogenix’s prior written consent, as set out in the Quality/Technical Agreement.
2.15. Records. Supplier will keep records of the Manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with the QTA and Applicable Law, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of two (2) years following the date of Product expiry, or longer if required by Applicable Law, at which time Zogenix will be contacted concerning the delivery and destruction of the documents and/or samples of Products.

3. Oversight
3.1. Supply Committee. Promptly following the Effective Date, the Parties shall establish a supply committee which shall be comprised of at least three (3) representatives from each of Zogenix and Supplier representing technical, operations and quality functions having the appropriate credentials, knowledge and experience (the “Supply Committee”).

3.2. General Remit. The Supply Committee shall serve as the coordinating body for the Manufacture and supply of Product under this Agreement. The Supply Committee shall also work to resolve any Dispute which arises between the Parties relating to the Manufacture and supply of Product under this Agreement.
3.3. Service Level Agreement. The Supply Committee shall agree to specific service levels and monitor key performance indicators and continuous improvement projects as part of its remit.
3.4. Meetings. The Supply Committee shall meet monthly, either by telephone or in person, or as required and agreed by both Parties. Meeting agendas shall include as appropriate information on (a) anticipated market demand and inventory positions and any material changes in either, (b) supply capability, (c) any capacity concerns, unusual production situations, or prioritization issues including changes to delivery or sourcing, (e) any quality related issues, (f) and proposed amendments to Manufacturing process or Specifications, and (g) any other matters which may impact or influence the Product supply chain.
3.5. Costs. Each Party shall be responsible for its own costs in respect of travel and accommodation expenses in attending such meetings. Face-to-face meetings of the Supply Committee shall take place at Supplier’s premises in Tredegar.
3.6. Audit. Up to two (2) duly-authorized employees, agents and representatives of Zogenix may visit Supplier’s premises where the Services are being performed at reasonable times for a maximum of up to two (2) days (unless otherwise agreed to by Supplier in writing), on reasonable notice and during normal business hours to observe the progress of the Services. Zogenix may conduct a cGMP audit under this Section 3.6 once during any 12-month period; provided, that additional audits may be conducted upon reasonable advance written notice in the event there is a material quality or compliance issue concerning Manufacturing or packaging. Supplier agrees to address, in writing, within thirty (30) days of the conclusion of Zogenix’s audit of the facilities, any adverse findings made by Zogenix pursuant to the audit. The written report shall include an action plan for addressing the findings and a time line for the implementation of any corrective and preventative measures. Supplier shall permit, at the request of Zogenix, a follow-up inspection to ensure that all corrective and preventative measures have been implemented.

4. FORECASTS and PURCHASE ORDERS, CAPACITY
4.1. Forecasts and Purchase Orders: Zogenix shall deliver to Supplier a good faith, written, non-binding forecast, of its expected commercial requirements of the Product as follows:

4.1.1. Within thirty (30) days of the Effective Date, a non-binding forecast that covers a twenty-four (24) month period broken down on a quarterly basis, for the period beginning with the date on which the First Approval is anticipated;
4.1.2. At least thirty (30) days before anticipated receipt of a First Approval and then on or before the last working day of each calendar month during the Term, Zogenix shall provide to Supplier a rolling twenty-four (24) month forecast of its requirements for Product (“Forecast”), broken down on a monthly basis with the first three (3) months of each such forecast constituting a binding commitment upon Zogenix to purchase such quantities (“Firm Period Forecast”) as evidenced by Purchase Orders submitted in accordance with Section 4.1.3.
4.1.3. All firm orders for Product (the “Purchase Order”) shall specify: (i) the type of Product being ordered; (ii) the amount of such Product being ordered (which shall be in whole Batch size quantities); and (iii) the Purchase Order Delivery Date. Each Purchase Order shall be submitted to Supplier at least ninety (90) days before the Purchase Order Delivery Date, and shall be deemed to be automatically accepted unless Supplier notifies Zogenix of its rejection of the same within five (5) Business Days of receipt, (or in the case of any Purchase Orders with quantities in excess of those in the most recent applicable Firm Period Forecast, within ten (10) Business Days of receipt) provided that Supplier shall not reject Purchase Orders that are in compliance with this Section 4.1.3 and do not specify an amount of Product that is in excess of the most recent applicable Firm Period Forecast. Once accepted (or deemed to be accepted) by Supplier, Purchase Orders are firm and may not be cancelled or modified without the consent of the other Party. Supplier may reject a Purchase Order Delivery Date and offer another Purchase Order Delivery Date but the new Purchase Order Delivery Date cannot be more than seven (7) Business Days later or ten (10) Business Days earlier than original Purchase Order Delivery Date. If there is a new Zogenix accepted Purchase Order Delivery Date, the Forecast will be updated to reflect the new agreed upon date.
4.2. Forecast not a Purchase Order. Notwithstanding anything to the contrary, in no event shall a Forecast be deemed a Purchase Order.
4.3. Purchase Quantities. All Forecast and Purchase Order quantities should be multiples of the full batch size agreed minimum order quantities, as set out in the Scope of Work. Quantities actually delivered pursuant to a given Purchase Order may vary from the quantities reflected in such Purchase Order by up to ten percent (10%) and still be deemed to be in compliance with such Purchase Order; provided, that, any shortfall in the quantities actually delivered (based on the minimum Batch size set forth in the Scope of Work)) will result in a pro rata reduction in the corresponding batch Price according to the quantities of the Products which Supplier actually delivers to Zogenix, which shall be determined in a quarterly reconciliation exercise as set forth in the Scope of Work. Variance from committed Purchase Order Delivery Dates will be acceptable in the range ten (10) Business Days early and seven (7)

Business Days late. Zogenix agrees to purchase a minimum quantity of Products, as set forth in Exhibit 1.
4.4. Adjustments to Forecasts and Purchase Orders. Any change to the accepted Purchase Order amount or Purchase Order Delivery Date cannot occur without both Parties agreeing to such change in writing.
4.5. Delivery Terms and Purchase Order Delivery Date. Terms of delivery for the Products shall be FCA Supplier facility (ICC Incoterms® 2010). Title and risk of loss and/or damage to the Products shall pass to Zogenix after Product is loaded onto the agreed carrier by Supplier, which is preceded by Zogenix written authorization to ship. Zogenix authorization to ship shall occur within five (5) Business Days of Supplier supplying the documents specified in Section 6.1. All Products shall be properly prepared for safe and lawful shipment by Supplier and accompanied by appropriate transportation and other agreed upon documentation. Supplier shall make arrangements for shipping per the agreed upon carrier. No later than the day Product is shipped, Supplier shall provide Zogenix with agreed upon logistic documents.
4.6. Inability to Supply. In the event that Product is not delivered (i.e., released by Supplier and available for immediate shipment) in quantities equal to at least 80% of the quantities stated in 3 consecutive Purchase Orders within sixty days (60) days after the specified Purchase Order Delivery Dates, starting with day sixty-one (61) following the third such consecutive Purchase Order Delivery Date, Supplier will be deemed to be in an “Inability to Supply” status. In the event of any Inability to Supply: (i) Supplier shall fulfill Purchase Orders with such quantities of conforming Product as are available; (ii) unless and until such Inability to Supply is remedied, Zogenix shall be relieved from its obligations under this Agreement to (A) purchase any quantities subject to any outstanding Purchase Orders or Forecast, (B) submit any further Purchase Orders, and (iii) Zogenix may terminate Agreement without penalty. Nothing in this Section 4.6 shall relieve Supplier of any obligation or liability under this Agreement.
4.7. Without limiting the foregoing, in the event of, and during the occurrence of, any Inability to Supply, if Zogenix elects to purchase any Product from a Third Party in order to replace Products that Supplier could not deliver to Zogenix hereunder, then Supplier shall pay to Zogenix an amount equal to the product of: (a) the actual per unit cost for Product paid by Zogenix to such Third Party supplier (as evidenced by the Third Party supplier’s invoice to Zogenix) less the applicable per unit cost for such Product Zogenix would have paid to Supplier hereunder; times (b) the number of units of Product actually purchased by Zogenix from such Third Party supplier. The remedies granted to Zogenix pursuant to this Section shall be in addition to, and not in lieu of, any other remedies available to Zogenix at law or in equity. Supplier’s liability under this Section 4.7 shall be subject to the limits of liability in Section 12.4.
4.8. Capacity. The Supplier will provide sufficient organizational, financial, and personnel resources necessary to perform its obligation under this agreement to ensure available capacity to Manufacture and deliver Product to Zogenix, at a minimum of the latest Forecast plus thirty-three percent (33%). If at any time during the term of this Agreement, Zogenix’s latest Forecast plus thirty-three (33%) exceeds Supplier’s then-current available capacity, the Supplier shall promptly notify Zogenix and Supplier and Zogenix shall meet and discuss in good faith ways in which additional Supplier capacity may be secured to meet the Forecast plus thirty-three percent (33%). Provision of Manufacturing capacity shall be at the Supplier’s sole cost and expense.
4.9. Alternate Suppliers. Nothing in this Agreement shall prevent, prohibit or restrict Zogenix from purchasing the Products from any Third Party.
4.10. Exclusivity. During the Term, Supplier shall not enter into any other agreements, with any Third Parties in relation to the Manufacture of any oral solution dosage forms of products that contain an API that is the same as the API that is supplied as Free Goods Issue without the prior written consent of Zogenix.
5. INVOICES, PAYMENT And TAXES
5.1. Invoices. Upon Supplier’s delivery of Product, Supplier shall submit an invoice to Zogenix at apinternational@zogenix.com. The invoices must be issued in line with the terms of the Value Added Tax Act 1994 and must be properly addressed to Zogenix International Limited at its UK business address.
5.2. Payment. Zogenix shall pay Supplier only for the Services requested by Zogenix and identified in the Scope of Work. If Supplier anticipates that a project shall exceed the costs identified in the Scope of Work, Supplier shall notify Zogenix, as soon as possible, of such additional costs. Zogenix must approve such additional costs in writing prior to Supplier incurring any such costs. Zogenix shall be obliged to pay only for the actual quantity of Product delivered at the Product Price stated in the applicable Scope of Work. Zogenix shall pay all undisputed amounts due within thirty (30) days from the date of receipt of the invoice by Zogenix. If Zogenix disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Zogenix shall notify Supplier of the amount and nature of the dispute. All payments due to Supplier shall be made wire transfer for deposit to the bank account of Supplier at a designated bank in the country where the Supplier’s place of business is located.
5.3. Taxes. The Product Price, and other fees for Services as provided for in the relevant Scope of Work, does not include value added tax. Where such value-added tax is properly chargeable by the Supplier, the amount of such tax, if any, will be added to the Product Price in effect at the time of the delivery of the Product thereof and shall be reflected in valid VAT invoices submitted to Zogenix by Supplier pursuant to this Agreement. Where Zogenix receives a valid VAT invoice, Zogenix shall pay the amount of such value-added tax indicated on the invoice to Supplier in accordance with the payment provisions of this Agreement. For the avoidance of doubt, where any Product Price is denominated in a currency other than Great British Pounds (GBP), any value-added tax must be shown on the invoice in GBP, along with any conversion rate used. Failure of the Supplier to issue a valid VAT invoice, including any failure to denominate any value-added tax charged in GBP, will render any such invoice invalid and any payment provision shall not commence unless and until Zogenix receives a valid VAT invoice. Notwithstanding the foregoing, taxes (and any penalties thereon) imposed on Supplier based on Supplier’s income (however denominated) will be the responsibility of Supplier.
6. Inspection and acceptance
6.1. Supplier shall test and inspect each Batch of Product for compliance with the Specifications prior to the release and shipment thereof to Zogenix. Supplier will provide a Certificate of Analysis, Certificate of Compliance and executed Batch Records on or before each shipment of each Batch of Product signed by a responsible quality official of Supplier. The Certificate of Analysis and Certificate of Compliance must include the results (whether numerical or otherwise) for each test performed that verify that the Product is in compliance with the Specifications, as well as a statement that the subject Batch was Manufactured in accordance with the Batch Records, cGMP and any applicable regulatory approvals.
6.2. Zogenix may test and inspect the Product after receipt and either accept or reject it. Product may be rejected if it does not comply with the Specifications or conform with any of the warranties provided by Supplier in this Agreement or the Quality/Technical Agreement, or is otherwise defective. Zogenix will be deemed to have accepted the Product, except as to latent defects which are not reasonably discoverable, if Zogenix fails to give notice of rejection within thirty (30) days after receipt by Zogenix of such Product. The written notice of rejection shall be given to Supplier and shall include identification of the lot number and description of the Specification non-compliance or other defect.
6.3. Following receipt of written notice of rejection of a particular Batch of Product, Supplier shall, subject to the limitations of liability in section 12.4, at Zogenix’s option, provide a credit, refund or replacement of Product to Zogenix, together with reimbursement for the cost of Free Goods Issue and Raw Materials incorporated in the rejected Product and Zogenix’s costs of shipping, insurance premiums, duties, taxes, and other reasonable out-of-pocket costs directly incurred in connection with the transportation and return or destruction of the rejected Product; provided, however, that if Supplier does not agree with Zogenix’s claim of noncompliance with the Specifications or other defect, then the Parties shall designate a mutually acceptable Third Party laboratory to make a determination on such matter from a sample obtained from the allegedly non-compliant or defective Batch shipped to Zogenix. The decision of the Third Party laboratory shall be binding on all Parties hereto and all expenses related to such Third Party investigation shall be borne by the Party found to have been mistaken. Should such Third Party laboratory confirm Zogenix’s claim of Product noncompliance, Supplier shall (subject to the provisions and limitations of liability in Sections 12.4) at Zogenix’s request, promptly provide Zogenix with a credit, refund or prompt replacement of Product to Zogenix, together with reimbursement for the cost of Free Goods Issue and Raw Materials incorporated in the rejected Product and Zogenix’s costs of shipping, insurance premiums, duties, taxes, and other reasonable out-of-pocket costs directly incurred in connection with the transportation and return or destruction of the rejected Product.
6.4. Zogenix shall return any rejected Product to Supplier at Supplier’s expense to an address that Supplier may designate within ten (10) days of Supplier receiving written notice of rejection; provided, however, that if Supplier does not agree with Zogenix’s claim of noncompliance with the Specifications or other defect, Zogenix shall not be obligated to return the rejected Product to Supplier until ten (10) days after a final determination is made by a Third Party laboratory that such Product does not comply with the Specifications or is otherwise defective as provided in Section 6.3 above. All freight costs of such shipment shall be borne by Supplier.

7. REGULATORY, Inspections and Audits
7.1. Supplier shall be solely responsible for obtaining, and shall obtain in a timely manner, and maintain in good standing, all necessary licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Applicable Law, whether de novo documents or modifications to existing documents, which are necessary to perform the Services, and Supplier shall bear all costs and expenses associated therewith, and Supplier shall provide copies of such documents to Zogenix upon request by Zogenix.
7.2. Supplier shall provide Zogenix with prompt verbal notice, confirmed in writing within two (2) Business Days, in the event of any significant condition or incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which could materially impact Supplier’s ability to fulfill its obligations under this Agreement. These include, but are not limited to: (i) material revocation or modification of any of the documents described in Section 7.1, (ii) any action by a Governmental Agency that may reasonably lead to the material revocation or modification of Supplier’s required permits, licenses, or authorizations, (iii) any Third Party claim against the management or ownership of the facility that could reasonably impact Supplier’s obligations under this Agreement, (iv) any fire, explosion, significant accident, or catastrophic release of hazardous substances, or significant “near miss” incident, (v) any material non-compliance with any Applicable Law, and (vi) any environmental condition or operating practice that may reasonably be believed to present a significant threat to human health, safety or the environment.
7.3. In the event of a Party receiving a notice from a Governmental Agency which directly relates to the Services, the Party receiving such notice shall promptly notify the other Party or forward to the other Party a copy of such notice (or extract thereof). Each Party will cooperate with the other in responding to such notice before referring to the other Party in any regulatory correspondence or disclosing any Confidential Information to a Governmental Agency. Except for responses which are Supplier’s sole responsibility under Applicable Law, Zogenix shall be responsible for providing all responses directly to a Governmental Agency regarding inquiries related to the

Manufacture, export, import, marketing, promotion, and/or sale of the Product, including any amendments or supplements to the NDA for the Product relating to its marketing, promotion and/or sale.
7.4. Supplier shall cooperate with any inspection or audit by a Governmental Agency and shall notify Zogenix promptly of any request by a Governmental Agency to conduct such audit or inspection directly relating to the Services that Supplier is providing under this Agreement. Supplier’s reasonable costs for hosting Product-specific inspections (e.g pre-approval inspections) shall be agreed in advance and paid by Zogenix.
7.5. If any inspections, audits or investigations conducted pursuant to this Section 7 result in a finding that Supplier has failed to comply with the terms of this Agreement or a Scope of Work, Supplier shall promptly provide to Zogenix a written report that includes an action plan for addressing the findings and a time line for the implementation of any corrective and preventative measures, and promptly take such measures at its own cost and expense as are necessary to correct such defaults identified in any such inspection, audit or investigation.

8. RECALLS
8.1. Control of Recall. All recalls of any Product, and EMA and FDA and other Governmental Agency contacts relating to any such recalls shall be the responsibility of, and under the control of, Zogenix. Zogenix shall notify the EMA, FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. Zogenix shall provide Supplier with a copy of submission to a Regulatory Authority in respect of any Recall and shall consider in good faith any comments from Supplier. In the event that either Party has reason to believe that any Products should be recalled or withdrawn from distribution, such Party shall promptly inform the other Party in writing prior to taking any such action. Zogenix shall have the responsibility for making the final decision regarding any recall, withdrawal or field correction relating to any Finished Product. Any such Recall shall be implemented and administered in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable Regulatory Authority, as well as to the extent not inconsistent with requests or orders of the applicable Regulatory Authority, accepted trade practices.
8.2. Supplier Fault. If any Product is recalled as a result of Supplier’s failure to supply Product in accordance with this Agreement and/or the Quality/Technical Agreement, then, Supplier shall reimburse Zogenix for documented out-of-pocket expenses incurred by Zogenix as a result of such recall, subject to Supplier’s limits of liability in Section 12.4.4. Zogenix shall give Supplier prompt written notice of any Product recalls that Zogenix believes were caused or may have been caused by such failure by Supplier.

8.3. Sharing of Recall Expenses. If each Party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each Party’s responsibility, subject to Supplier’s limits of liability in Section 12.4.4.
9. INTELLECTUAL PROPERTY
9.1. Zogenix Property.
9.1.1. All materials, inventions, know-how, methodologies, trademarks, Specifications, information, data, writings and other property in any form whatsoever, which is provided or otherwise made available to Supplier by or on behalf of Zogenix, whether or not it is used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Zogenix prior to being provided or made available to Supplier, shall remain the property of Zogenix (the “Zogenix Property”). Without limiting the foregoing, Zogenix shall retain all rights, title and interest in and to such Zogenix Property, including without limitation all patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights and any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Zogenix Property. Zogenix hereby grants to Supplier a non-transferable, non-exclusive license to use any Zogenix Property supplied to Supplier hereunder solely to the extent and for the duration necessary to enable Supplier to perform its obligations hereunder. Supplier shall not acquire any other right, title or interest in or to the Zogenix Property as a result of its performance hereunder. “Controlled” means, with respect to any material, item of information or intellectual property right, the possession, whether by ownership or license, of the right to grant a license or other right with respect thereto without violating the contractual or intellectual property rights of any Third Party.
9.1.2. Any improvements or modifications to Zogenix Property (“Improvements”), and any creative ideas, proprietary information, developments, or inventions developed, conceived, created, authored or reduced to practice by or on behalf of Supplier, either alone or in concert with Zogenix or any third parties, during the Term and related to the activities carried out in the performance of this Agreement (“Developments”), but for the avoidance of doubt expressly excluding any Supplier Property (as defined below), shall be the exclusive property of Zogenix, and Zogenix shall own all rights, title and interest in and to such Improvements and Developments. Such ownership shall inure to the benefit of Zogenix from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Improvements or Developments, as the case may be. All copyrightable aspects of such Improvements and Developments shall be considered “Work Made For Hire” as defined in §101 of the 1976 Copyright Act (as amended). All rights, title and interest in and to all Improvements and Developments hereby is and shall be assigned and transferred to and vested in Zogenix without any additional compensation to Supplier or its personnel. In the event that any Improvements or Developments do not qualify to be Work Made For Hire, Supplier hereby irrevocably transfers, assigns and conveys, and shall cause its personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Improvements or Developments to Zogenix, at no cost to Zogenix, free and clear of any liens and encumbrances, and Supplier agrees to execute, and shall cause its personnel to execute, all documents necessary, in Zogenix’s discretion, to do so. All such assignments shall include, but are not limited to, those relating to existing or prospective copyrights, patent rights and all other intellectual property rights in any country. Supplier also agrees that it shall, and shall cause its personnel to, promptly notify Zogenix of any intellectual property developed or otherwise included as Improvements or Developments, and to provide reasonable assistance, at Zogenix’s expense, in the procurement or enforcement of any such intellectual property.
9.2. Supplier Property. All materials, inventions, know-how, methodologies, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to Zogenix by or on behalf of Supplier, or which was used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Supplier prior to its performance hereunder, and any improvements thereof made by the Supplier that are generally applicable to pharmaceutical products shall remain the property of Supplier (the “Supplier Property”). For avoidance of doubt, Supplier Property excludes any Zogenix Property, Improvements and Developments. Zogenix shall acquire no right, title or interest in Supplier Property as a result of Supplier’s or Zogenix’s performance hereunder. In producing Improvements and Developments, Supplier shall not incorporate into such Improvements and Developments any Supplier Property or other materials in which Supplier has pre-existing proprietary rights (collectively, “Pre-Existing Materials”), except such Pre-Existing Materials as may be approved in advance by Zogenix in writing. Any such Pre-Existing Materials incorporated into the Improvements and Developments but not approved in advance by Zogenix in writing shall be deemed Improvements and Developments. With respect to Pre-Existing Materials incorporated into Improvements and Developments, Supplier hereby grants to Zogenix, in the case of Supplier’s Pre-Existing Materials, an unrestricted, royalty-free, fully-paid, perpetual, irrevocable, world-wide, non-exclusive, assignable right and license, solely to the extent necessary to use, disclose, reproduce, modify, prepare derivative works, publicly perform and display, transmit, sublicense, sell, offer for sale and distribute (including the right to sublicense, sell, offer for sale and distribute through multiple tiers), practice, make, have made, import and otherwise make use of such Pre-Existing Materials in connection with the Product, Improvements and Developments. Such rights shall only extend to Zogenix’s present and future Affiliates, successors and assigns.
10. REPRESENTATIONS AND WARRANTIES
10.1. Supplier represents and warrants:
10.1.1. that it has the experience, capability and resources to efficiently and expeditiously provide the Manufacturing Services under this Agreement, and that the

Manufacturing Services shall be performed in a workmanlike manner with professional diligence and skill and in conformance with the Specifications and the other applicable specifications or requirements as set forth in this Agreement, the Quality/Technical Agreement, the Scope of Work, and Applicable Law;
10.1.2. that the Products, at the time of delivery to Zogenix, shall (a) be of merchantable quality and be free from defects in material and workmanship; (b) conform to the Specifications, as then in effect, (c) have been Manufactured in compliance with all Applicable Laws, including cGMPs; (d) not be (i) adulterated or misbranded by Supplier within the meaning of the FD&C Act, or any similar law of any other jurisdiction or (ii) an article that may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the FD&C Act or any similar law of any other jurisdiction; (e) meet all standards and requirements under Applicable Laws to be lawfully shipped and sold;
10.1.3. that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement, and that it shall not enter into an agreement to provide services that would restrict its ability to perform its obligations under this Agreement during the Term;
10.1.4. that as of the effective date of this Agreement there is no pending or likely governmental enforcement action or private claim against Supplier, or any environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize the Supplier’s ability to meet its obligations under this Agreement;
10.1.5. that Supplier is not now nor has in the past been suspended, proposed for debarment or debarred by the United States Food and Drug Administration or any other government or regulatory authority, Supplier has never been convicted of a felony under federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, Supplier is not currently suspended or otherwise excluded by any Governmental Agency from receiving federal contracts, and Supplier’s employees, agents, representatives and subcontractors who perform Manufacturing Services under this Agreement are not suspended, proposed for debarment or debarred by the United States Food and Drug Administration or any other government or regulatory authority;
10.1.6. that it and its employees, subcontractors, agents, representatives, and invitees shall comply with all Applicable Laws in the performance of this Agreement, and that Supplier’s actions in establishing and performing this Agreement have been and will be consistent with ethical business practices and without the influence of any association with an Zogenix employee, officer or director that would amount to a conflict of interest;
10.1.7. that if it learns of any violation of Applicable Law by an employee or permitted Affiliate or subcontractor that performs any function under this Agreement (a “Compliance Event”), it will promptly notify Zogenix in writing of such

Compliance Event and the measures it has taken and intends to take to remedy such Compliance Event and to prevent its recurrence; and
10.1.8. that it will not release any Batch of Product if Supplier knows that the Batch of Product does not comply with Specifications.
10.2. Zogenix represents and warrants that
10.2.1. the Free Goods Issue and any other materials supplied by Zogenix (including artwork and labeling) shall have been produced in accordance with and do not violate Applicable Laws and shall comply with all applicable specifications;
10.2.2. no Free Goods Issue shall, at the time of delivery, be (i) adulterated or misbranded within the meaning of the FD&C Act, or any similar law of any other jurisdiction, or (ii) an article which may not, under the provisions of the FD&C Act, or any similar law of any other jurisdiction, be introduced into interstate commerce;
10.2.3. Zogenix will provide to Supplier any material safety data sheets that are applicable to any Free Goods Issue, in sufficient time for review by Supplier;
10.2.4. all Product delivered to Zogenix by Supplier will be held, used and disposed of by or on behalf of the Zogenix in accordance with all Applicable Laws, and Zogenix will otherwise comply with all laws, rules, regulations and guidelines applicable to Zogenix’s performance under this Agreement;
10.2.5. Zogenix will not release any Batch of Product if Zogenix knows that the Batch of Product does not comply with the Specifications;
10.2.6. to the knowledge of Zogenix, it has all necessary authority to use and to permit Supplier to use pursuant to this Agreement all intellectual property related to Free Goods Issue and Product (including artwork and labeling), including any copyrights, trademarks, trade dress, and patents;
10.2.7. all material information provided to Supplier in connection with the Services, including without limitation, all customs information and Specifications, is true, accurate and complete and in compliance with Applicable Law; and
10.2.8. to the knowledge of Zogenix, the work to be performed by Supplier to the extent detailed in a Scope of Work will not violate or infringe upon any trademark, trade name, copyright, patent, trade secret, trade dress or other intellectual property or other right held by any Third Party.
10.3. Supplier and Zogenix represent and warrant to the other that the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, do not conflict with or result in a material breach of the articles of incorporation or by-laws of such Party or any material agreement by which such Party is bound, or any law, regulation or decree of any governmental entity or court that has jurisdiction over such Party.
10.4. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT.

11. TERM; TERMINATION
11.1. Term. Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue for five (5) years unless terminated earlier pursuant to this Section (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years each (each a “Successive Term” and together with the Initial Term, the “Term”), unless terminated as set out below.
11.2. At Will Termination. This Agreement may be terminated at any time following the second anniversary of the Effective Date for any reason by: (i) Zogenix with at least twelve (12) months prior written notice to the Supplier, or (ii) Supplier with twenty-four (24) months prior written notice to Zogenix,. In the event of any termination of this Agreement, Zogenix shall be responsible for any portion of the compensation owed to Supplier for any Manufacturing Services rendered for any firm Purchase Orders prior to the effective date of such termination to the extent such fees and expenses are not cancelable.
11.3. Breach. This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms and conditions hereof; provided that if the breach is capable of remedy, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have sixty (60) days to respond by curing such default; or by delivering to the other Party a certificate that such breach is not capable of being cured within such sixty (60) days and that the breaching Party is working diligently to cure such breach; but in no event shall the time period for curing such breach exceed an additional sixty (60) days. If the breaching Party does not so respond or fails to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. If the breach is not capable of remedy then the Agreement may be terminated immediately. Termination of this Agreement pursuant to this Section 11.3 shall not affect any other rights or remedies which may be available to the non-defaulting Party.
11.4. Product Withdrawal. A Scope of Work covering a particular Product will automatically terminate without any further action by either Party if the Product containing such Product is withdrawn as a result of FDA or EMA actions or voluntarily withdrawn by Zogenix or if Zogenix decides to cease development activities for such Product.
11.5. Violation of Applicable Law. If Supplier in its discretion determines that its continued performance of Manufacturing Services will constitute a potential or actual violation of Applicable Law, then Supplier may terminate this Agreement by giving notice stating the effective date of such termination.
11.6. Inability to Supply. At Zogenix’s sole discretion, Zogenix may terminate this Agreement immediately by written notice to Supplier upon the occurrence of an Inability to Supply.
11.7. Bankruptcy; Insolvency. This Agreement may be terminated at any time during the Term by either Party upon the filing or institution of bankruptcy, reorganization, liquidation, administration or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership, or such proceeding is not dismissed within ninety (90) days after the filing thereof.
11.8. Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.
11.9. Duties Upon Termination.
11.9.1. In the event of termination of this Agreement or any Scope of Work hereunder, both Parties shall promptly meet to finalize a plan to conclude and wind-down Supplier’s activities. Supplier shall cease all work and collect and deliver to Zogenix any work product and Free Goods Issue then in its possession in a manner prescribed by Zogenix. Except for (i) any Product Manufactured by Supplier before the effective date of termination, (ii) Supplier’s irrecoverable costs related to procurement of materials to satisfy the Firm Period Forecast quantities of Products last forecasted by Zogenix, (iii) Supplier’s reasonable Product close-down fees, detail for which shall be submitted to Zogenix for approval and not to exceed GBP10,000, and (iv) Supplier’s out-of-pocket costs for destruction of Product or materials or transportation thereof to Zogenix, Zogenix shall not be responsible for any payments or to make any reimbursements to Supplier. Any advance payments or other funds held by Supplier that are unearned shall be returned to Zogenix within thirty (30) days of the effective date of termination. In the event that only a given Scope of Work is terminated, then the foregoing provisions of this Section 11.9.1 shall only apply to such Scope of Work and the Product thereunder.
11.9.2. In the event that this Agreement or any Scope of Work hereunder is terminated by Zogenix for Supplier’s material breach under Section 11.3 or for Supplier’s Inability to Supply under Section 11.6 or by Supplier under Section 11.2, Supplier shall at the request of Zogenix (i) provide to Zogenix assistance necessary to enable Zogenix or any Third Party appointed by Zogenix to take over the Manufacture of the applicable Product(s), and to facilitate the orderly continuation of Manufacture and supply of Product(s), including without limitation by providing any training and technical assistance that may be required for Zogenix or its Affiliate or Third Party designee to Manufacture Product(s), and (ii) transfer to Zogenix all tangible embodiments of any Supplier know-how required for Zogenix or any Third Party designee of Zogenix to Manufacture Product(s) (the assistance in (i) and (ii), the “Transition Assistance”). Zogenix will reimburse Supplier for any reasonable technical and training assistance fees and out-of-pocket costs incurred by Supplier in connection with Transition Assistance on a time and material basis at commercially reasonable rates.

11.10. Outstanding Orders in the Event of Termination. In the event that this Agreement or any Scope of Work hereunder is terminated, Supplier shall have the obligation to fill all outstanding Purchase Orders if, and only if, so requested by Zogenix, and in such case, all such Purchase Orders shall be completed by Supplier in accordance with the terms of this Agreement and Zogenix shall pay the Product Price for the quantities of Product supplier thereunder (provided that such Product complies with and is Manufactured in accordance with all the requirements of this Agreement and the Quality/Technical Agreement).
11.11. Survival. The following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Section 1 (to the extent necessary to give effect to the Sections enumerated in this Section 11.11), Section 2.14, Section 7.3, Section 7.4, Section 8, Section 9, Section 10, Section 11.9, Section 11.11, Section 11.11, Section 12, Section 13, Section 15, Section 16, and Section 17.

12. INDEMNIFICATION AND INSURANCE
12.1. Indemnification by Zogenix. Zogenix shall indemnify, defend and hold Supplier, its Affiliates and their respective directors, officers, employees, and agents (“Supplier Indemnified Parties”), harmless from and against any damages, judgments, claims, suits, actions liabilities, costs and expenses including, but not limited to, reasonable attorneys’ fees (“Losses”) resulting from any Third Party claims arising out of (a) Zogenix’s breach of this Agreement, any Scope of Work, the Quality/Technical Agreement or of any representation or warranty made by Zogenix to Supplier in this Agreement, any Scope of Work, or the Quality/Technical Agreement; (b) any negligent or reckless act or omission or misconduct on the part of any Zogenix Indemnified Party in the course of its or their performance under this Agreement; or (c) the sale, marketing, use or distribution of Zogenix’s Product including any infringement by the Product of a Third Party’s Intellectual Property, except to the extent that Supplier is obliged to indemnify, defend and hold harmless any Zogenix Indemnified Party pursuant to Section 12.2 below. Notwithstanding the foregoing, Zogenix shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or misconduct of Supplier or breach of any of the terms of this Agreement, any Scope of Work, or the Quality/Technical Agreement by Supplier.
12.2. Indemnification by Supplier. Supplier shall indemnify, defend and hold Zogenix, its Affiliates and their respective directors, officers, employees, and agents (“Zogenix Indemnified Parties”), harmless from and against any Losses resulting from any Third Party claims arising out of (a) Supplier’s breach of this Agreement, any Scope of Work, the Quality/Technical Agreement or of any representation or warranty made by Supplier to Zogenix in this Agreement, any Scope of Work, or the Quality/Technical Agreement; (b) Supplier’s supply of noncomplying Product or defective Product; or (c) any negligent or reckless act or omission or misconduct on the part of any Supplier Indemnified Party in the course of its or their performance under this Agreement, except to the extent that Zogenix is obliged to indemnify, defend and hold harmless any Supplier Indemnified Party pursuant to Section 12.1 above. Notwithstanding the foregoing, Supplier shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or misconduct of Zogenix or breach of any of the terms of this Agreement, any Scope of Work, or the Quality/Technical Agreement by Zogenix.
12.3. Indemnification Procedure. If a Supplier Indemnified Party or a Zogenix Indemnified Party (in each case an "Indemnified Party"), receives any written claim which such Indemnified Party believes is the subject of indemnity hereunder by Zogenix or Supplier as the case may be (the "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is prejudiced by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party to assume the defense of such claim at its cost, with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party assumes and diligently pursues the defense, it shall have absolute control of the litigation; the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No claim hereunder shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which consent shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed or performed in full by the Indemnifying Party.
12.4. Limitation of Liability and Claims.

12.4.1. NEITHER PARTY LIMITS ITS LIABILITY FOR DEATH NOR personal injury caused by its negligence, or that of its employees, agents or sub-contractors (as applicable); or fraud or fraudulent misrepresentation by it or its employees.
12.4.2. SUBJECT TO 12.4.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS (WHETHER DIRECTLY OR INDIRECTLY ARISING) OR ANY LOSS OF OPPORTUNITY, LOSS OF GOODWILL, LOSS OF BUSINESS OR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE LOSS, EXCEPT TO THE EXTENT THAT SUCH LOSSES ARE (A) AWARDED TO A THIRD PARTY IN A CLAIM AGAINST AN INDEMNITEE FOR WHICH AN INDEMITOR IS RESPONSIBLE FOR INDEMNIFICATION HEREUNDER, (B) APPLY TO A BREACH OF SECTION 13, OR (C) APPLY IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN WHICH CASES SUCH LOSSES SHALL BE SUBJECT TO CLAUSE 12.4.5.
12.4.3. Supplier’s liability for loss or damage to Free Goods Issue and other materials provided by Zogenix (“Zogenix Materials”) is limited solely to Zogenix Materials that are lost or damaged due to Supplier’s negligence or willful misconduct in its handling or storing of the Zogenix Materials in accordance with the Specifications and the Quality/Technical Agreement (“Zogenix Material Losses”). Zogenix Material Losses shall not include losses related to: (i) Zogenix Materials used for samples and testing and in the provision of pharmaceutical development and validation Services; (ii) Zogenix Materials that do not conform to Zogenix’s specifications at the time such Zogenix Materials are delivered to the Supplier; or (iii) Zogenix Materials that are not converted to Product on account of agreed process loss (“Loss Allowance”) per manufacturing Batch Records, per manufacturing campaign or per manufacturing project, as applicable, such Loss Allowance to be agreed between the Parties after the establishment by Supplier of a validated Manufacturing process. Within thirty (30) days of the date on which Zogenix Material Losses occurred or Supplier became aware of the occurrence of Zogenix Material Losses, the Parties will calculate the amount of Zogenix Material Losses occurring in such instance. Supplier will reimburse Zogenix for Zogenix Material Losses in each instance if any, at the lesser of (i) Zogenix’s cost to produce or acquire the Zogenix Materials constituting the Zogenix Material Losses, or (ii) the fees charged or otherwise to be charged for the particular Services specifically relating to the Zogenix Materials constituting the Zogenix Material Losses.

        For purposes of this Section 12.4.3 “cost” shall mean (i) for Zogenix Materials produced by the Zogenix or its Affiliate, material, labor and overhead costs to manufacture or have manufactured the Zogenix Materials and (ii) for Zogenix Materials purchased from unaffiliated third parties, the actual price paid to the

Third Party for the Zogenix Materials. Payment for such Zogenix Material Losses shall be made by Supplier within thirty (30) days following final mutual determination of the reimbursable amount.
12.4.4. Supplier’s liability for Product recall costs and expenses incurred by Zogenix, as set out in Section 8.2 and 8.3, is limited to US$500,000.
12.4.5. Subject to 12.4.1, 12.4.2, 12.4.3 and 12.4.4 , and except for Supplier’s willful misconduct, Supplier's total aggregate liability in any calendar year in respect of all claims, losses or damages, whether arising from contract, tort, (including negligence), indemnity, breach of duty (statutory or otherwise) or otherwise under or in connection with this Agreement shall in no event exceed the lesser of (i) (a) during the first year of the Agreement, two times the total fees (excluding pass-through costs) paid or to be paid by Zogenix for Product or Services purchased or Forecasted to be purchased during the first year of the Agreement, or (b) from the second year of the Agreement, two times the total fees paid by Zogenix (excluding pass-through costs) under this Agreement during the 12 month period preceding the event under which the liability arose; or (ii) US$1,000,000 (one million dollars).
12.5. Insurance. Each Party shall maintain during the Term of this Agreement and for a period of three (3) years thereafter the following insurance or self-insurance in amounts no less than that specified for each type:
12.5.1. General liability insurance with combined limits of not less than $3,000,000 per occurrence and $3,000,000 per accident for bodily injury, including death, and property damage;
12.5.2. Product liability insurance with limits not less than $10,000,000.
For the avoidance of doubt, PCI has no obligation to maintain property insurance for Zogenix materials stored at PCI’s facility or while in transit.

12.6. Evidence of Insurance. Each Party shall provide the other with evidence of its insurance upon written request. Each Party shall provide to the other thirty (30) days, prior written notice of any cancellation or change in its coverage.

13. CONFIDENTIALITY
13.1. A Party receiving Confidential Information (the "Receiving Party") from the other Party (the "Disclosing Party") shall not to publish, disclose or use for any purpose other than its performance hereunder any of the Disclosing Party’s Confidential Information and shall use at least the same standard of care as it uses to protect its own Confidential Information, but in no event less than a reasonable level of care, to ensure that it and its Affiliates and their respective employees, agents, or consultants do not disclose or make any unauthorized use of Confidential Information provided by the Disclosing Party. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party's Confidential Information. The Receiving Party’s non-disclosure obligations hereunder shall persist during the Term and for a period of seven (7) years following the termination or expiry of this Agreement.
13.2. Each Party shall limit disclosure of Confidential Information received hereunder to only those of its (or its Affiliates’) officers, employees, contractors, agents and consultants who are directly concerned with the performance of this Agreement and its attorneys and potential acquirers (“Representatives”). Each Party shall advise such Representatives upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Section 13, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such Representatives.
13.3. Both Parties agree that the following shall not be considered Confidential Information subject to this Agreement:
13.3.1. information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;
13.3.2. information that the Receiving Party can establish in contemporaneous writing was in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party;
13.3.3. information that the Receiving Party lawfully receives from a Third Party; provided that such Third Party was not obligated to hold such information in confidence;
13.3.4. information that, prior to the Disclosing Party’s disclosure thereof, was independently developed by the Receiving Party without reference to any Confidential Information as established by appropriate documentation; and
13.3.5. information that the Receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided that in such case the Receiving Party shall promptly and to the extent legally permissible, give as much advance notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.
13.4. All Confidential Information shall remain the property of the Disclosing Party. At the termination of this Agreement upon the request of Zogenix, Supplier shall promptly return or destroy any Zogenix Confidential Information in Supplier’s possession, custody or control, except that Supplier may keep one (1) copy for archival purposes, and provided, however, that retention of electronic copies of Confidential Information maintained pursuant to regular data archiving and record retention policies and practices shall not be deemed to be a violation of this Agreement.
13.5. Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Section 13 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Section 13, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 13 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.
13.6. The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Zogenix, except that Supplier may disclose such terms and conditions to its Affiliates in accordance with Section 13.2 hereof.
14. FORCE MAJEURE
14.1. Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, Governmental Agency actions or guidance, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, or national defense requirements (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, provided that Zogenix may cancel without penalty any and all Purchase Orders in the event Supplier is unable to fulfill an outstanding Purchase Order within ninety (90) days of its scheduled Purchase Order Delivery Date due to a Force Majeure Event. Upon cessation of such Force Majeure Event, Supplier shall promptly resume performance on all Purchase Orders which have not been terminated.
14.2. Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice thereof and its expected duration to the other Party promptly after the occurrence of the Force Majeure Event; and thereafter, the obligations of the affected Party will be suspended during the continuance of the Force Majeure Event, provided that the affected Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch.
15. PRESS RELEASES; USE OF NAMES
15.1. Use of Names. Except as expressly provided or contemplated hereunder and except as otherwise required by Applicable Law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other

Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of this Agreement. Notwithstanding the above, as may be required by Applicable Law, Zogenix, Supplier and their respective Affiliates shall be permitted to use the other Party’s name and to disclose the existence of this Agreement in connection with securities or other required public filings.
16. DISPUTE RESOLUTION; VENUE
16.1. Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder (a “Dispute”). In the event of the occurrence of any Dispute, the Parties shall first try to settle their differences amicably via the Supply Committee. If the Supply Committee cannot achieve resolution, then either Party may, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under Section 16.2 below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this Section 16.1 shall be a mandatory condition precedent. Said designated executive as of the Effective Date are as follows.
For Zogenix: Chief Financial Officer
For Supplier: Managing Director
In the event that they shall be unable to resolve the Dispute by consensus within such sixty (60) day period, then the Dispute shall be finally settled by binding arbitration as provided below.
16.2. Arbitration. Except as expressly otherwise provided in this Agreement, in the event of any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), such Dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the London Court of International Arbitration (“LCIA”) by three (3) arbitrators (the “Arbitrators”) appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be London, England, and the Arbitrators shall decide the dispute in accordance with the substantive law of England and Wales. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered within six (6) months of their appointment and shall be final and binding upon all Parties participating in such arbitration. The judgment rendered by the Arbitrators may, at the Arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

Notwithstanding the foregoing, any Disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction. This Section 16.2 shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.
16.3. The Parties consent to the exclusive jurisdiction of the courts of England and Wales (the “English Courts”) for any action in aid of arbitration, for provisional relief of the status quo, or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 16.2 above, and to the exclusive jurisdiction of the English Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
16.4. The Parties agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties may be entitled to an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the English Courts or by an arbitral tribunal specified in Section 16.2, in addition to any other remedy to which they are entitled at law or in equity.
17. MISCELLANEOUS
17.1. Independent Contractors. The relationship between Zogenix and Supplier is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Zogenix and Supplier. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
17.2. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may, without such consent, assign this entire Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another; or (c) to any Affiliate of the assigning Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
17.3. Continuing Obligations. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.
17.4. Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.
17.5. Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.
17.6. Exhibits, Schedules and Attachments. Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.
17.7. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile or electronic mail (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile or electronic mail, as the case may be. Any such notices shall be addressed to the Receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party.
If to Supplier: Penn Pharmaceutical Services Limited
23-24 Tafarnaubach Industrial Estate
Tredegar NP22 3AA, Wales, UK
Attn: Legal Department

If to Zogenix: Zogenix International Limited
Siena Court, Broadway
Maidenhead, Berkshire SL6 1NJ, United Kingdom
Attention: Vice President, Technical Operations/Product Supply
With copy to: Zogenix, Inc.
5959 Horton Street, Fifth Floor
Emeryville, CA 94608 US
Attention: Legal

17.8. Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.
17.9. Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of England and Wales without regard to the conflicts of laws provisions thereof. This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement for the purpose of this Agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by both Parties. No modification to this Agreement shall be effected by the acknowledgement or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

[Signature Page Follows]

 IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

ZOGENIX INTERNATIONAL LIMITED, A WHOLLY OWNED SUBSIDIARY OF ZOGENIX, INC.		PENN PHARMACEUTICAL SERVICES, TRADING AS PCI PHARMA SERVICES

By:	/s/ Stephen J. Farr	By:	/s/ Richard Yarwood

Name:	Stephen J. Farr	Name:	Richard Yarwood

Title:	CEO/Director	Title:	SVP